Exhibit 99

NEWS RELEASE

CONTACT: Rhea Lee-Moku, 808-969-0273        FOR IMMEDIATE RELEASE

Hawai‘i Electric Light signs contract to buy Hamakua Energy Partners generating plant
Purchase expected to save customers money and support renewable energy

HILO, Dec. 23, 2015 - Hawai‘i Electric Light Company has signed an agreement to purchase the 60-megawatt Hamakua Energy Partners (HEP) generating plant currently owned by an affiliate of the Boston-based private equity firm, ArcLight Capital Partners, LLC. The $84.5-million purchase agreement, which requires approval by the Hawai‘i Public Utilities Commission (PUC), is expected to result in lower costs for customers and will support continued integration of renewable energy from variable sources such as solar and wind.
“We’re pleased to reach an agreement that can benefit our customers in many ways,” said Jay Ignacio, president of Hawai‘i Electric Light. “It’s expected to result in immediate savings to our customers compared to what they would pay under the current contract. It will also allow us to make better use of the plant’s cycling capabilities to help us continue to lead the nation in integration of renewable energy.
“We are committed to achieving Hawai‘i’s 100 percent renewable portfolio standard goal and having the flexibility to operate this plant will help.”
Ignacio noted that ArcLight officials approached Hawai‘i Electric Light about the potential purchase of the plant.
The negotiated sale is estimated to save customers a net $42 million after the purchase price over the remaining 15 years of the existing power purchase agreement. A typical Hawai‘i Island residential customer could save at least $1.40 per month on their electric bill. If the plant remains in service for its full estimated useful life, projected net savings for customers could total approximately $80 million.
Customers will save from the elimination of payments to HEP under the current contract for making energy available 24 hours a day, as well as the elimination or reduction of other costs. For example, the combustion turbine equipment used at the HEP facility is the same as that used at another Hawai‘i Electric Light generating station, leveraging operational expertise and allowing better procurement and utilization of equipment parts.
Hawai‘i Electric Light will also be able to make the most of the HEP plant’s cycling ability to support the integration of variable renewable energy sources such as solar and wind
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Hawai‘i Electric Light	PO Box 1027/Hilo, HI 96721-1027

Hawai‘i Electric Light signs contract to buy
Hamakua Energy Partners generating plant

December 23, 2015

power. The current contract limits how often the plant can be stopped and started. By owning the plant, Hawai‘i Electric Light will have greater flexibility to cycle HEP’s generating units, exercising greater operational flexibility to support renewable energy and use HEP’s efficient generating units.
The HEP plant comprises 23 percent of Hawai‘i Island’s generating capacity and produced about 16 percent of the island’s energy in 2014. The plant includes two combustion turbines, a steam generating unit, and two heat recovery steam generators.
This combination of generators allows the plant to operate as a more efficient “combined cycle” plant with the steam generator running on the captured waste heat from the two combustion turbines, producing additional power without burning more fuel. The combustion turbines currently run on naphtha, a cleaner fossil fuel, and could be converted to use even cleaner and potentially lower-cost natural gas or renewable biofuels in the future.
The plant also includes a “black-start” generator that can restart the plant in the remote event of an island-wide outage.
Hawai‘i Electric Light intends to submit the purchase agreement to the PUC and the Hawai‘i Division of Consumer Advocacy for review before the end of the first quarter of 2016.
Hawai‘i Electric Light Company
Hawai‘i Electric Light Company serves approximately 84,000 customers on the island of Hawai‘i and is part of the Hawaiian Electric family of companies. Hawaiian Electric and its subsidiaries, Maui Electric and Hawai‘i Electric Light, serve the islands of O‘ahu, Maui, Lana‘i, Moloka‘i and Hawai‘i, home to 95 percent of the population of Hawai‘i. Hawaiian Electric's parent company is Hawaiian Electric Industries (NYSE: HE), which has been named one of “America's 100 Most Trustworthy Companies 2015” by Forbes.

In a changing world, the Hawaiian Electric Companies are taking the lead in adding renewable energy and developing energy solutions for their customers to achieve a clean energy future for Hawai‘i. For more information, visit www.hawaiianelectric.com.
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FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

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Hawai‘i Electric Light	PO Box 1027/Hilo, HI 96721-1027

Hawai‘i Electric Light signs contract to buy
Hamakua Energy Partners generating plant

December 23, 2015

Forward-looking statements in this release should be read in conjunction with the “Forward- Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s and Hawaiian Electric’s Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2014, HEI’s and Hawaiian Electric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and HEI’s and Hawaiian Electric’s future periodic reports that discuss important factors that could cause HEI’s and/or Hawaiian Electric's results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American Savings Bank, F.S.B. and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Hawai‘i Electric Light	PO Box 1027/Hilo, HI 96721-1027